                                                      REGISTRATION NO. 33-51963
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                ---------------

                            AMENDMENT NO. 2
                                     TO
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

        TORCHMARK CORPORATION                     TORCHMARK CAPITAL L.L.C.
     (EXACT NAME OF REGISTRANT AS               (EXACT NAME OF REGISTRANT AS
      SPECIFIED IN ITS CHARTER)                  SPECIFIED IN ITS CHARTER)

      DELAWARE         63-0780404                DELAWARE       [APPLIED FOR]
  (STATE OR OTHER   (I.R.S. EMPLOYER       (STATE OR OTHER    (I.R.S. EMPLOYER
  JURISDICTION OF    IDENTIFICATION        JURISDICTION OF     IDENTIFICATION
  INCORPORATION OR       NUMBER)          INCORPORATION OR         NUMBER)
   ORGANIZATION)                            ORGANIZATION)



                            2001 THIRD AVENUE SOUTH
                           BIRMINGHAM, ALABAMA 35233
                                (205) 325-4200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                KEITH A. TUCKER
                                 VICE CHAIRMAN
                             TORCHMARK CORPORATION
                            2001 THIRD AVENUE SOUTH
                           BIRMINGHAM, ALABAMA 35233
                                (205) 325-4248
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
        ALAN J. BOGDANOW, ESQ.                FRANCIS MORISON, ESQ.
         HUGHES & LUCE, L.L.P.                DAVIS POLK & WARDWELL
       1717 MAIN ST., SUITE 2800               450 LEXINGTON AVENUE
          DALLAS, TEXAS 75201                NEW YORK, NEW YORK 10017

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.
                                ---------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                        PROPOSED
                                          PROPOSED      MAXIMUM
                            AMOUNT        MAXIMUM      AGGREGATE    AMOUNT OF
  TITLE OF SECURITIES        BEING     OFFERING PRICE   OFFERING   REGISTRATION
    BEING REGISTERED     REGISTERED(3)  PER UNIT(4)     PRICE(5)      FEE(6)
- -------------------------------------------------------------------------------
Torchmark Preferred
 Stock ................
Torchmark Depositary
 Shares(1).............
Torchmark Capital
 Preferred Securities..  $200,000,000                 $200,000,000  $68,965.52
Torchmark Backup
 Undertakings with
 respect to Torchmark
 Capital Preferred
 Securities(2).........

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  (1) The consideration for the Depositary Shares is included in that of the Torchmark Preferred Stock, par value $1.00 per share.


  (2) No separate consideration will be received for the Torchmark Corporation Backup Undertakings with respect to the Torchmark Capital Preferred Securities.

  (3) Within the overall amount of securities being registered hereby, the maximum number of shares of Torchmark Preferred Stock, Depositary Shares or Torchmark Capital Preferred Securities being registered hereby is such number as has a proposed maximum aggregate offering price of $200,000,000, in U.S. dollars, or the equivalent thereof in foreign currencies, plus accrued dividends, if any.

  (4) The proposed maximum offering price per share or Depositary Share is equal to the proposed maximum aggregate offering price for the shares or Depositary Shares offered, divided by the number of shares or Depositary Shares offered.

  (5) Estimated solely for the purposes of calculating the registration fee.


  (6) Previously paid.
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS SUBJECT TO COMPLETION + +OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN + +FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT + +BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THAT A FINAL + +PROSPECTUS SUPPLEMENT IS DELIVERED. THIS PRELIMINARY PROSPECTUS SHALL NOT + +CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL +
+THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,       +
+SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION +
+UNDER THE SECURITIES LAWS OF ANY STATE.                                       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION DATED APRIL 26, 1994

PROSPECTUS

                               $200,000,000

                [LOGO OF TORCHMARK CORPORATION APPEARS HERE]


                                PREFERRED STOCK

               TORCHMARK CAPITAL L.L.C. PREFERRED SECURITIES

               GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                           TORCHMARK CORPORATION

                                  -----------

  Torchmark Corporation ("Torchmark") may offer at any time, or from time to time, shares of preferred stock, par value $1.00 per share ("Preferred Stock"), in one or more series, which may be represented by depositary shares evidenced by depositary receipts ("Depositary Shares" and, together with the L.L.C. Preferred Securities (as defined below) and the Backup Undertakings (as defined below), the "Securities") or any combination of Securities, with an aggregate initial public offering price not to exceed $200,000,000.

  As part of the Securities, Torchmark Capital L.L.C. ("Torchmark Capital"), a special purpose finance subsidiary of Torchmark, may also offer from time to time its preferred limited liability company interests ("LLC Preferred Securities"), in one or more series, at an aggregate initial public offering price not to exceed $200,000,000 at the time of sale. In connection therewith, Torchmark may offer backup undertakings ("Backup Undertakings") with respect to the LLC Preferred Securities, as described herein under "Torchmark Capital L.L.C." Any issue of LLC Preferred Securities and related Backup Undertakings shall correspondingly reduce the amount of other Securities available for offer and sale hereunder.

  Torchmark and/or Torchmark Capital will offer the Securities to the public at prices and on terms to be determined at or prior to the time of sale. Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Securities, the initial price thereof and the net proceeds from the sale thereof. The Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in Prospectus Supplements. The Securities may be sold for U.S. dollars or one or more foreign or composite currencies and the distributions on the Securities may likewise be payable in U.S. dollars or one or more foreign or composite currencies.


  The Prospectus Supplement will set forth the terms of the Securities, including the designation, number of shares or fractional interests therein (or if Depositary Shares are issued, the fraction of a share of Preferred Stock represented by one Depositary Share), liquidation preference per share, initial public offering price, distribution rate or method of calculation thereof, dates on which distributions will be payable and dates from which distributions will accrue, any redemption or sinking fund provisions, any terms of redemption at the option of Torchmark or the holder, as well as any terms of the Backup Undertakings and any listing on a national securities exchange and any other terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered.

  Because Torchmark is a holding company, the rights of Torchmark to participate in any distribution of assets of any subsidiary (and thus the ability of holders of Securities to benefit from such distribution) are subject to the prior claims of creditors of that subsidiary. Such claims would include subsidiary indebtedness of approximately $2 million at December 31, 1993. See "Description of Securities--General."


  The Securities may be sold by Torchmark or Torchmark Capital to underwriters, to or through dealers, acting as principals for their own account or acting as agents, or directly to other purchasers. The Prospectus Supplement will set forth the names of any underwriters or agents, the principal amounts or shares, if any, to be purchased by underwriters, and the compensation, if any, of such underwriters or agents. Torchmark may indemnify such underwriters, dealers and agents against certain liabilities, including liabilities under the Securities Act of 1933. See "Plan of Distribution."
                                  -----------
THESE  SECURITIES HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY THE  SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
   TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  -----------
  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

April   , 1994

                             AVAILABLE INFORMATION

  Torchmark is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, therefore, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates, by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and The Stock Exchange, London EC2N 1HP, England.

  This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") filed jointly by Torchmark and Torchmark Capital with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information set forth in the Registration Statement (in accordance with the rules and regulations of the Commission), and reference is hereby made to the Registration Statement and related exhibits for further information with respect to Torchmark, Torchmark Capital and the Securities.

  No separate financial statements of Torchmark Capital have been included herein. Torchmark and Torchmark Capital do not consider that such financial statements would be material to holders of any LLC Preferred Securities which may be offered hereby because Torchmark Capital is a newly organized special purpose subsidiary, has no operating history and no independent operations and is not engaged in and does not propose to engage in, any activity other than the issuance of its shares and the lending of the proceeds thereof to Torchmark. See "Torchmark Capital L.L.C." Torchmark Capital is a limited liability company organized under the laws of the State of Delaware and will be managed by Torchmark, which directly or indirectly beneficially owns all of Torchmark Capital's common limited liability company interests, which are non-transferable. Financial statements of Torchmark Capital will be made available to the holders of LLC Preferred Securities annually as soon as practicable after the end of Torchmark Capital's fiscal year.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by Torchmark (file no. 1-8052) with the Commission are incorporated herein by reference: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1993 ("Form 10-K"), and (ii) Form 8-K dated March 25, 1994.

  All reports and other documents subsequently filed by Torchmark and Torchmark Capital pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement set forth herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement set forth herein or in a subsequently filed document deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

  Torchmark will furnish, without charge, to each person to whom a Prospectus and Prospectus Supplement are delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such documents should be submitted in writing to the Investor Relations Department, Torchmark Corporation, 2001 Third Avenue South, 16th Floor, Birmingham, Alabama 35233 or by telephone at (205) 325-4243.

                               ----------------

  Unless otherwise indicated, currency amounts in this Prospectus and the Prospectus Supplement are stated in United States dollars ("$" or "U.S.$").

                                 TORCHMARK

  Torchmark, an insurance and diversified financial services holding company, was incorporated in Delaware on November 29, 1979 as Liberty National Insurance Holding Company. Through a plan of reorganization, which became effective on December 30, 1980, it became the parent company for the businesses operated by Liberty National Life Insurance Company ("Liberty") and Globe Life And Accident Insurance Company ("Globe"). United American Insurance Company ("United American"), Waddell & Reed, Inc. ("W&R") and United Investors Life Insurance Company ("UILIC"), along with their respective subsidiaries, were acquired in 1981. The name Torchmark Corporation was adopted on July 1, 1982. Family Service Life Insurance Company ("Famlico") was purchased in July, 1990.

  Through its life insurance subsidiaries, including Liberty, Globe, United American, Famlico and American Life and Accident Insurance Company, Torchmark offers a portfolio of life and health insurance products. Through United Investors Management Company ("UIMCO"), a wholly-owned subsidiary which owns W&R, UILIC and Torch Energy Advisors Incorporated, Torchmark offers institutional investment management services and individual financial planning and products, including life insurance, annuities and mutual funds; provides management services with respect to oil and gas production and development; and engages in energy property acquisitions and dispositions, oil and gas product marketing and well operations. Torchmark maintains a 27% ownership interest in Vesta Insurance Group, Inc. ("Vesta"), a property and casualty insurance holding company, which owns Vesta Fire Insurance Corporation (formerly Liberty National Fire Insurance Company), offering industrial fire insurance, collateral protection insurance, personal and commercial property and casualty insurance and domestic reinsurance.

  The principal executive office of Torchmark is located at 2001 Third Avenue South, Birmingham, Alabama 35233, and its telephone number is (205) 325-4200.


  Torchmark Capital is a special purpose finance subsidiary of Torchmark organized as a limited liability company under the laws of the State of Delaware. All of Torchmark Capital's common limited liability company interests are directly or indirectly beneficially owned by Torchmark and are non-transferable. Torchmark Capital has no board of directors or officers, and all of its business and affairs are conducted by Torchmark, as the manager (the "Manager") appointed in Torchmark Capital's Limited Liability Company Agreement, as amended. Torchmark Capital exists solely for the purpose of issuing its common and preferred limited liability company interests and lending the proceeds thereof to Torchmark to finance Torchmark's or its subsidiaries' business operations. The principal office of Torchmark Capital is c/o Torchmark Corporation, 2001 Third Avenue South, Birmingham, Alabama 35233.


 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the ratio of Torchmark's (consolidated) earnings to combined fixed charges and preferred stock dividends, for the periods indicated:

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                        1989 1990 1991 1992 1993
                                                        ---- ---- ---- ---- ----
Ratio of earnings to combined fixed
 charges and preferred stock dividends:
 Excluding interest credited on
  deposit products..................................... 6.1  6.3  6.2  7.1  6.8
 Including interest credited on deposit
  products............................................. 4.0  3.8  3.6  3.8  3.9

  For the purpose of computing the ratio of earnings to combined fixed charges and preferred stock distributions, "earnings" consists of operating income before income taxes and fixed charges. "Fixed charges" consists of interest charges and the portion of rental expense deemed representative of the interest factor. "Combined fixed charges and preferred stock distributions" represent fixed charges (as described above) and the pre-tax income required to pay the preferred stock distributions of Torchmark.

                                USE OF PROCEEDS

  The net proceeds from the sale of Securities offered by Torchmark Capital hereby will be lent to Torchmark. The net proceeds from the sale of the Securities offered hereby by Torchmark, and the net proceeds of any loans from Torchmark Capital, will be used by Torchmark for general corporate purposes, which may include, without limitation, repayment of bank debt, additional capitalization of Torchmark's insurance subsidiaries, the repurchase of shares of Torchmark's Common Stock, and possible acquisitions, unless a specific determination as to the use of the proceeds is otherwise described in an accompanying Prospectus Supplement.

                                 RECENT EVENTS


PRELIMINARY FIRST QUARTER 1994 RESULTS




  On April 19, 1994, Torchmark reported its preliminary unaudited results for the first quarter of 1994, ending March 31, 1994. Preliminary unaudited net income was $75.6 million for the first quarter of 1994, an increase of approximately 2.8% over the $73.5 million reported in the first quarter of 1993. On a per share basis, net income was $1.03, up 4.0% from $0.99 in the year ago period. Net income for the first quarter of 1994 included $0.05 per share, or $3.5 million, of realized investment gains, net of the related amortization of deferred policy acquisition expenses and income taxes, versus $0.01 per share, or $706 thousand in the same period last year. Removing after-tax realized investment gains and the related amortization expense, net income was $0.98 per share, compared to $0.97 per share in the prior year, as restated.

  Pre-tax operating income, adjusted for the sale of Vesta in November 1993, increased 7.2% to $73.4 million. Pre-tax non-insurance operating income increased 38.1% to $26.2 million. After adjusting for the sale of Vesta, net investment income was down 11.7% to $83.8 million due to lower yields on new investments, a decline in energy related income, and a significant increase in the amount of tax exempt bonds held. On a tax equivalent basis, net investment income was $90.2 million in the first quarter of 1994, down 7.4% from $97.4 million in the prior period.

  Total revenue for the 1994 first quarter was $498.7 million, versus the comparable amount of $498.1 in the prior year's first quarter after exclusion of Vesta's revenue. Life premium increased 4.8% to $144.0 million, and health premium decreased 2.5% to $200.4 million. Financial services revenue rose 7.5% to $36.5 million, and energy operations revenue decreased 19.2% to $17.3 million.

  Annualized premium life insurance sales increased 9.1%, health insurance sales decreased 34.3%, and collections on investment products grew 16.5%. Annualized premium in force was $1.4 billion at the end of each of the first quarters of 1994 and 1993. Life annualized premium in force was $621.7 million, up 4.7%. Health annualized premium in force was down 3.0% to $812.6 million. Life insurance in force increased 5.5% to $62.5 billion at the end of the first quarter of 1994. Mutual funds and related assets under management were $14.3 billion, up 13.4% from $12.6 billion a year ago.

  As of March 31, 1994, total assets were $7.6 billion and stockholders' equity was $1.3 billion, or $17.89 per share.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following selected consolidated financial information for five years ended December 31, 1993 should be read in conjunction with the more detailed information and financial statements available as described under "Available Information" and "Incorporation of Certain Information by Reference."

                                              YEAR ENDED DECEMBER 31,
                            ------------------------------------------------------------------
                               1989        1990           1991           1992         1993
                            ----------- -----------    -----------    -----------  -----------
                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
  Premium and Policy
   Charges:
   Life premium...........  $   432,235 $   487,991    $   524,052    $   544,467  $   555,859
   Health premium.........      682,680     738,431        769,821        797,855      799,835
   Other premium..........       69,521      64,830         71,940        111,640      137,216
   Total..................    1,184,436   1,291,252      1,365,813      1,453,962    1,492,910
  Net investment income...      308,019     348,412        364,318        382,735      372,470
  Financial services
   revenue................      108,255     108,561        114,326        133,462      137,422
  Energy operations
   revenue................       22,239      32,218         54,841         74,014      106,013
  Realized investment
   gains (losses).........          547       4,081          4,195           (948)       8,009
  Total revenue...........    1,629,326   1,787,148      1,907,441      2,045,810    2,176,835
  Net income..............      211,308     229,177        246,489        265,477      297,979/5/
  Preferred stock
   distributions..........        7,667       6,898          6,116          3,453        3,289
  Net income available to
   common shareholders....      203,641     222,279        240,373        262,024      294,690/5/
  Net income per common
   share..................         2.59        2.85           3.13           3.58         4.01/5/
  Life insurance sales....   11,024,758  11,257,778     11,222,307     11,067,341   12,240,244
  Increase in life
   insurance in force.....      842,605  694,733/1/      1,280,412/2/   2,195,544    3,060,638
  Annualized life and
   health premium issued:
   Life...................      119,629     129,233        133,741        131,726      128,433
   Health.................      232,336     273,290        216,962        224,905      176,028
   Total..................      351,965     402,523        350,703        356,631      304,461
  Increase (Decrease) in
   annualized life and
   health premium in
   force:
   Life...................       28,797      16,849/1/      16,098/2/      25,534       24,572
   Health.................       12,228      56,456         11,749         34,346       (9,106)
   Total..................       41,025      73,305         27,847         59,880       15,466
  Mutual fund collections.      744,284     742,142        813,737      1,141,928    1,249,084
  Per preferred share:
   Cash distributions
    paid..................  $      7.80 $      7.50    $      7.66    $      7.01  $      7.00
  Per common share:
   Cash distributions
    paid..................          .83         .93           1.00           1.07         1.08

                                                AT DECEMBER 31,
                          -----------------------------------------------------------
                             1989        1990        1991        1992        1993
                          ----------- ----------- ----------- ----------- -----------
                                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and invested
 assets/3/ .............  $ 3,559,948 $ 4,155,577 $ 4,605,446 $ 4,994,828 $ 5,550,931
Total assets............    4,921,404   5,535,895   6,160,742   6,770,115   7,646,242
Short-term debt.........      125,977         779      11,499     276,819     107,108
Long-term debt..........      498,235     529,294     667,125     497,867     792,335
Shareholders' equity....      894,544     943,787   1,079,251   1,115,660   1,417,255
 Per common share/4/....        10.02       11.13       13.11       14.54       18.80
Life insurance in force.   53,743,362  54,775,134  56,110,751  58,306,295  61,366,933
Annualized life and
 health premium in
 force:
 Life...................      498,777     543,738     562,550     588,084     612,656
 Health.................      729,937     786,393     798,142     832,488     823,382
 Total..................    1,228,714   1,330,131   1,360,692   1,420,572   1,436,038
Assets under management
 at
 W&R....................    8,542,000   8,212,000  10,692,000  12,144,000  14,455,000

- --------

/1/ The increase in life insurance in force is adjusted by $337 million, and the increase in life annualized premium in force is adjusted by $28.1 million, representing the business acquired in the Famlico acquisition.

/2/ The increase in life insurance in force is adjusted by $55 million, and the increase in life annualized premium in force is adjusted by $2.7 million, representing the business acquired in the Sentinel American Life Insurance Company acquisition.
/3/ Includes accrued investment income.
/4/ Computed after deduction of preferred shareholders' equity.

/5/ Includes the effects of adoption of Financial Accounting Standards 106 and 109 and a one-time addition to a non-operating expense charge relating to self-insurance for directors' and officers' liability, guaranty fund assessments and litigation expenses. On an after-tax basis, adoption of FAS 106 resulted in a charge of $7.5 million, adoption of FAS 109 resulted in an addition to earnings of $25.9 million, and the addition to the non-operating expense charge relating to self-insurance for directors' and officers' liability, guaranty fund assessments and litigation expenses resulted in a charge of $53.3 million. Also includes the effects of tax legislation which increased the corporate tax rate from 34% to 35% resulting in a charge to net earnings of $13.7 million, of which $9.4 million related to prior years. Also includes an after-tax gain of $37.2 million from the sale of 73% of Vesta.

                         DESCRIPTION OF TORCHMARK STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  At December 31, 1993, the authorized capital stock of Torchmark was 165,000,000 shares, consisting of:

  (a) 5,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), of which 469,820 shares of Adjustable Rate Cumulative Preferred Stock, Series A ("Series A Preferred Stock") were outstanding and 530,180 shares of Series A Preferred Stock were held in treasury; and

  (b) 160,000,000 shares of Common Stock, par value $1.00 per share ("Common Stock"), of which 72,895,094 shares were outstanding, and 68,119,446 shares were held in treasury.

  Torchmark Corporation redeemed on March 31, 1994 the outstanding shares of its Series A Preferred Stock at a redemption price of $100 per share plus accrued and unpaid dividends to the redemption date, in the aggregate amount of $1.13 per share. First Chicago Trust Company of New York served as redemption agent and mailed redemption materials to holders of Series A Preferred Shares. The $1.13 dividend was paid on March 31, 1994 to holders of record as of March 17, 1994.

  In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. The Board of Directors of Torchmark (or a duly authorized committee thereof) is empowered, without approval of the stockholders, to cause the Preferred Stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by the Board of Directors of Torchmark (or a duly authorized committee thereof). Among the specific matters that may be determined by the Board of Directors of Torchmark (or a duly authorized committee thereof) are: the annual rate of dividends; the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of Torchmark; conversion rights, if any; and voting powers, if any, in addition to those described below. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the Restated Certificate of Incorporation of Torchmark, as amended (the "Restated Certificate of Incorporation"). No holders of any class of Torchmark's capital stock are entitled to preemptive rights.

GENERAL

  Since Torchmark is a holding company, the rights of Torchmark to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of holders of the Securities to benefit from such distribution) are subject to the prior claims of creditors of that subsidiary, except to the extent that Torchmark may itself be a creditor with recognized claims against that subsidiary. Claims on Torchmark's subsidiaries by creditors may include claims of policyholders, holders of indebtedness and claims of creditors in the ordinary course of business. Such claims may increase or decrease, and additional claims may be incurred in the future.

  Statutes regulating insurance holding company systems impose various limitations on investments in affiliates and may require prior approval of the payment of certain dividends and other distributions by the regulated insurance company to Torchmark or various of its affiliates. Since Torchmark's primary source of income is the income of its insurance company subsidiaries and its primary source of internally generated cash flow is the dividends from such subsidiaries, Torchmark's ability to meet its obligations and pay the dividends, redemption price, or liquidation payments on the Securities may be affected by any such required approval.

PREFERRED STOCK

  The following is a general description of the terms of the Preferred Stock of Torchmark. The particular terms of any series of Torchmark Preferred Stock offered hereby ("Offered Preferred Stock") will be set forth in the Prospectus Supplement relating thereto. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption and liquidation preferences, of the Offered Preferred Stock of each series will be fixed or designated pursuant to a certificate of designations adopted by the Board of Directors of Torchmark or a duly authorized committee thereof. The description of Preferred Stock set forth below and the description of the terms of a particular series of Offered Second Preferred Stock that will be set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designations relating to such series.

  In all respects, regardless of series, the Offered Preferred Stock shall rank in preference to the Common Stock as to payment of dividends and as to distribution of assets of Torchmark upon the liquidation, dissolution or winding up of Torchmark. Upon issuance against full payment of the purchase price therefor, shares of Offered Preferred Stock will be fully paid and nonassessable.

  Dividends. Holders of Offered Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of Torchmark out of any funds legally available for that purpose, dividends in cash at such respective rates, payable on such dates in each year and in respect of such dividend periods, as stated in Torchmark's Restated Certificate of Incorporation or the certificate of designations for such series of Offered Preferred Stock, before any dividends may be declared or paid or set apart for payment upon the Common Stock or any other class of stock ranking junior to such series of Offered Preferred Stock. No dividend may be declared or paid on any series of Offered Preferred Stock unless at the same time a dividend in like proportion to the respectively designated dividend amounts shall be declared or paid on each other series of Preferred Stock then issued and outstanding ranking prior to or on a parity with such particular series with respect to the payment of dividends. Dividends on Offered Preferred Stock may be either cumulative or noncumulative.



  Liquidation Preference. In the event of any liquidation, dissolution or winding up of Torchmark, whether voluntary or involuntary, holders of Offered Preferred Stock of each series (if any shares thereof are then issued and outstanding) will be entitled to payment of the applicable liquidation price or prices plus accrued dividends, out of the available assets of Torchmark, in preference to the holders of Common Stock or any other class of stock ranking junior to such series of Offered Preferred Stock upon liquidation, dissolution or winding up.

  Redemption and Conversion. Each series of Offered Preferred Stock will be subject to redemption, if applicable, on such terms, at such prices and on such dates as may be set forth in the applicable certificates of designations. The Offered Preferred Stock will not be convertible.


  Voting Rights. The holders of the Preferred Stock (including the Offered Preferred Stock) have no voting rights except as specifically required by statute and except for certain voting rights specifically provided in Torchmark's Restated Certificate of Incorporation or the certificates of designations creating the various series of such stock.

  Voting rights of the Offered Preferred Stock will be noncumulative.


                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

  Torchmark may, at its option, elect to offer fractional interests in the Offered Preferred Stock, in which event Torchmark will offer depositary shares ("Depositary Shares"), each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Offered Preferred Stock) of a share of a particular series of Offered Preferred Stock as described below.

  The Offered Preferred Stock of any series represented by Depositary Shares will be deposited under a deposit agreement (the "Deposit Agreement") between Torchmark and a bank or trust company selected by Torchmark having its principal office in the United States and having, alone or together with its affiliates, a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each registered holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

  The Depositary Shares will be evidenced by depositary receipts ("Depositary Receipts") issued pursuant to the Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing the fractional interests in Offered Preferred Stock in accordance with the terms of the offering set forth in the applicable Prospectus Supplement. A copy of the form of Deposit Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in it entirety by reference to such exhibit.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Depositary will distribute all dividends or other cash distributions received in respect of the Offered Preferred Stock to the record holders of Depositary Shares relating to such Offered Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of such Depositary Shares owned by such holders, unless the Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Torchmark, sell such securities or property and distribute the net proceeds from such sale to such holders or adopt such other method as it deems equitable and practicable for effecting such distribution.

WITHDRAWAL OF THE OFFERED PREFERRED STOCK

  Upon surrender of the Depositary Receipts at the corporate trust office of the Depositary (unless the related Offered Preferred Stock or Depositary Shares have previously been called for redemption), and upon payment of the charges provided in the Deposit Agreement and subject to the terms hereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery to such office to or upon his order, of the number of whole shares of Offered Preferred Stock and any money or other property represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Offered Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Offered Preferred Stock thus withdrawn, and any subsequent holders of those shares, will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor.

REDEMPTION OF DEPOSITARY SHARES

  Upon redemption of Offered Preferred Stock represented by Depositary Shares, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing Offered Preferred Stock so redeemed, provided Torchmark shall have paid in full to the Depositary the redemption price of the Offered Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price and any other amounts per share payable with respect to the Offered Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method, in each case as may be determined by Torchmark.

VOTING OF THE OFFERED PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of the Offered Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Offered Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Offered Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Offered Preferred Stock represented by such Depositary Shares in accordance with such instructions, and Torchmark will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Offered Preferred Stock (but, at its discretion, not from appearing at any meeting with respect to such Offered Preferred Stock) to the extent it does not receive specific instructions from the holders of Depositary Shares representing Offered Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Torchmark and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding.

  The Deposit Agreement may be terminated by Torchmark upon not less than 60 days' notice, whereupon the Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Offered Preferred Stock represented by such Depositary Receipts. The Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares have been redeemed, or (ii) there has been a final distribution in respect of the Offered Preferred Stock in connection with any liquidation, dissolution or winding up of Torchmark and such distribution has been made to the holders of Depositary Receipts.

CHARGES OF DEPOSITARY

  Torchmark will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Torchmark will pay the fees and expenses of the Depositary in connection with the performance of its duties under the Deposit Agreement, to the extent specified in the Deposit Agreement. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges.

MISCELLANEOUS

  Torchmark will forward to holders of Depositary Shares any reports and communications that it sends to holders of Offered Preferred Stock. Neither the Depositary nor Torchmark will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of Torchmark and the Depositary under the Deposit Agreement will be limited to performing their duties thereunder without negligence or willful misconduct, and Torchmark and the Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or any Offered Preferred Stock unless satisfactory indemnity is furnished. Torchmark and the Depositary may rely on advice of counsel or accountants, on information provided by holders of Depositary Shares or other persons believed to be authorized or competent and on documents believed to be genuine.

  In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and Torchmark, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from Torchmark.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Depositary may resign at any time by delivering to Torchmark notice of its election to do so, and Torchmark may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having, alone or together with its affiliates, a combined capital and surplus of at least $50,000,000.


                            TORCHMARK CAPITAL L.L.C.

GENERAL

  Torchmark Capital, a subsidiary of Torchmark, is a limited liability company organized under the laws of the State of Delaware. All of its common limited liability company interests are beneficially owned by Torchmark or its affiliates and are non-transferable. Torchmark Capital's principal offices are located c/o the Manager at the address set forth under "Torchmark." Torchmark Capital has no board of directors, and all of its business and affairs are conducted by Torchmark, as the Manager appointed in Torchmark Capital's Limited Liability Company Agreement, as amended. The location of the principal executive offices of the Manager is set forth above under "Torchmark." Torchmark Capital exists solely for the purpose of issuing its common and preferred limited liability company interests and lending the net proceeds thereof to Torchmark.

LLC PREFERRED SECURITIES

  Torchmark Capital may from time to time issue LLC Preferred Securities, in one or more series, having terms described in the Prospectus Supplement relating thereto, including any terms relating to the redemption of the LLC Preferred Securities upon the occurrence of certain events described in the Prospectus Supplement. Under Torchmark Capital's Limited Liability Company Agreement, as amended, the Manager may establish one or more classes or series of LLC Preferred Securities, having such terms, including distribution, redemption, voting, liquidation rights and such other preferred or other special rights or such restrictions, as the Manager may determine, to be set forth in a Prospectus Supplement. All LLC Preferred Securities of Torchmark Capital offered by any Prospectus Supplement will be guaranteed by Torchmark to the limited extent set forth below and in the Prospectus Supplement under "Guarantee" and may also be entitled to the benefits of certain undertakings of Torchmark as described below and in the Prospectus Supplement under "Backup Undertakings." Any special federal income tax, accounting and other considerations applicable to any offering of LLC Preferred Securities and related Backup Undertakings will be described in the Prospectus Supplement relating thereto.

GUARANTEE

  Torchmark will irrevocably and unconditionally agree (the "Guarantee"), to the extent set forth in a Payment and Guarantee Agreement, to pay in full, to the holders of LLC Preferred Securities of any class or series, the Guarantee Payments (as defined below), as and when due, regardless of any defense, right of setoff or counterclaim which Torchmark Capital may have or assert. The Guarantee will constitute a guarantee of payment and not of collection, and may be enforced by holders of LLC Preferred Securities directly against Torchmark. The following payments to the extent not paid by Torchmark Capital (the "Guarantee Payments") will be subject to the Guarantee (without duplication):
(i) any arrears and accruals of unpaid distributions which have theretofore been declared on the Preferred Shares of such class or series out of moneys legally available therefor; (ii) the redemption price including all arrears and accruals of unpaid distributions payable, out of moneys legally available therefor with respect to any LLC Preferred Securities of such class or series called for redemption; and (iii) upon a liquidation of Torchmark Capital, the aggregate of the liquidation preference and all arrears and accruals of unpaid distributions (whether or not) declared on the LLC Preferred Securities of such class or series to the date of payment. In addition, the Prospectus Supplement relating to a class or series of LLC Preferred Securities will describe the rank of the Guarantee and any additional covenants or other terms of the Guarantee of Torchmark with respect to such class or series.

BACKUP UNDERTAKINGS


  In connection with any class or series of LLC Preferred Securities, Torchmark may enter into additional arrangements with Torchmark Capital, including intercompany loan agreements and amendments to Torchmark Capital's Limited Liability Company Agreement and Certificate of Formation, that operate directly or indirectly for the benefit of holders of the LLC Preferred Securities. The Guarantee described above under "Guarantee," the agreement described in the previous paragraph and any such other arrangements are herein collectively referred to as "Backup Undertakings" of Torchmark and will be described in the Prospectus Supplement relating to any class or series of LLC Preferred Securities to which they apply.

                              PLAN OF DISTRIBUTION

GENERAL

  Torchmark or Torchmark Capital may sell the Securities to or through underwriters or a group of underwriters, directly to other purchasers, or through dealers or agents. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution, and time and place of delivery, of the offered Securities. Torchmark or Torchmark Capital also may, from time to time, authorize dealers, acting as Torchmark's or Torchmark Capital's agents, to solicit offers to purchase the offered Securities upon the terms and conditions set forth in any Prospectus Supplement.

  In connection with the sale of Securities, underwriters, dealers or agents may receive compensation from Torchmark or Torchmark Capital or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be "underwriters," and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation will be described, in the Prospectus Supplement relating to the offered Securities.

  Under agreements which may be entered into by Torchmark and/or Torchmark Capital, underwriters, dealers and agents that participate in the distribution of Securities may be entitled to indemnification by Torchmark and/or Torchmark Capital against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers and agents may be required to make in connection therewith. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for Torchmark and/or Torchmark Capital in the ordinary course of business.

  Unless otherwise indicated in a Prospectus Supplement, each issuance of Securities will constitute a new issue of securities with no established trading market. The Securities may or may not be listed on a national securities exchange. In the event that Securities offered hereunder are not listed on a national securities exchange, certain broker-dealers may make a market in the Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Securities or as to the liquidity of the trading market for such Securities.

DELAYED DELIVERY ARRANGEMENTS

  If so indicated in the Prospectus Supplement relating to offered Securities, Torchmark and/or Torchmark Capital will authorize dealers or other persons acting as Torchmark's or Torchmark Capital's agents to solicit offers by certain institutions to purchase Securities from Torchmark and/or Torchmark Capital pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Torchmark and/or Torchmark Capital. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The dealers and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

  The legal validity of the Securities will be passed upon for Torchmark and Torchmark Capital by Hughes & Luce, L.L.P., Dallas, Texas. Hughes & Luce L.L.P. will also pass upon United States Federal income tax matters, as described under a Prospectus Supplement relating to the Securities to be offered. Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. In connection with its opinions, Hughes & Luce, L.L.P. will rely on the opinion of Davis Polk & Wardwell as to matters of New York law.

                                    EXPERTS

  The financial statements and schedules of Torchmark Corporation as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein have been incorporated by reference in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY PRO-SPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION
MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THIS PROSPECTUS NOR
ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER
THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN
ANY PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE
HEREOF OR THEREOF.
- --------------------------------------------------------------------------------
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                                ---------------

                               TABLE OF CONTENTS

                          PAGE
                          ----
Available Information...    2
Incorporation of Certain
 Information by Refer-
 ence...................    2
Torchmark...............    4
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............    4
Use of Proceeds.........    5
Recent Events...........    5
Selected Consolidated
 Financial Information..    6
Description of Torchmark
 Stock..................    8
Description of Deposi-
 tary Shares............    9
Torchmark Capital
 L.L.C. ................   12
Plan of Distribution....   13
Legal Opinions..........   14
Experts.................   14

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------




                                      LOGO







- --------------------------------------------------------------------------------
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

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       Filing fee--Securities and Exchange Commission................. $ 68,966
      *Printing and engraving expenses................................   40,000
      *Legal fees and expenses........................................  100,000
      *Accounting fees and expenses...................................    5,000
      *Blue Sky fees and expenses.....................................   20,000
      *Rating agency fees.............................................  120,000
       Transfer Agent and Registrar's fees and expenses...............    5,000
      *Miscellaneous..................................................   16,034
                                                                       --------
          *Total...................................................... $375,000
                                                                       ========

- --------
  * Estimated for the purpose of this Registration Statement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 1 of Article Ninth of the Restated Certificate of Incorporation of Torchmark provides that a director will not be personally liable to Torchmark or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for paying a distribution or approving a stock repurchase in violation of the Delaware General Corporation Law (the "Act"), or (d) for any transaction from which the director derived an improper personal benefit.

  Section 2(a) of Article Ninth provides that each person who was or is made a party or is threatened to be made a party to, or is involved in, specific actions, suits or proceedings by reason of the fact that he or she is or was a director or officer of Torchmark (or is or was serving at the request of Torchmark as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by Torchmark, to the full extent authorized by the Act, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection therewith. With respect to derivative actions, indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the Act requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to Torchmark. Rights conferred hereby are contract rights and include the right to be paid by Torchmark the expenses incurred in defending the proceedings specified above, in advance of their final disposition; provided that, if the Act so requires, such payment will only be made upon delivery to Torchmark by the indemnified party of an undertaking to repay all amounts advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified under such Section 2(a) or otherwise. Torchmark may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

  Section 2(b) of Article Ninth provides that persons indemnified under Section 2(a) may bring suit against Torchmark to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such suit will be reimbursed by Torchmark. While it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the Act, the burden of proving the defense is on Torchmark and neither the failure of Torchmark's Board of Directors, independent legal counsel or the shareholders to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct, is a defense to the action or creates a presumption that the claimant has not met the applicable standard of conduct.

  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in paragraphs 2(a) and 2(b) of Article Ninth is not exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate of Incorporation or By-Laws, or otherwise. Torchmark may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Torchmark or other entity against any expense, liability or loss, whether or not Torchmark would have the power to indemnify such persons against such expense, liability or loss under the Act.

ITEM 16. EXHIBITS.

        1*      --Form of proposed Underwriting Agreement Standard Provisions
                 (Preferred Stock)


      3.1*      --Limited Liability Agreement of Torchmark Capital

      3.2*      --Certificate of Formation of Torchmark Capital


        5*      --Opinion of Hughes & Luce, L.L.P. as to legality of
                  securities being registered

       12       --Statement re computation of ratio of earnings to combined fixed charges and preferred stock dividends


     24.1*      --Consent of Hughes & Luce, L.L.P. (contained in Exhibit 5 hereto)

     24.2       --Consent of KPMG Peat Marwick

       25*      --Powers of Attorney


- --------
* Previously filed.

Exhibits not referred to have been omitted as inapplicable or not required.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

  The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Torchmark's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification by the Registrants for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 15 above or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, TORCHMARK CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BIRMINGHAM, STATE OF ALABAMA, ON APRIL 25, 1994.

                                          Torchmark Corporation

                                                     /s/ R. K. Richey
                                          By----------------------------------
                                             R. K. RICHEY CHAIRMAN AND CHIEF
                                                    EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, TORCHMARK CAPITAL L.L.C. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF BIRMINGHAM, STATE OF ALABAMA, ON APRIL 25, 1994.

                                          Torchmark Capital L.L.C.

                                          By: Torchmark Corporation, as
                                              Authorized Person

                                                    /s/ Keith A. Tucker
                                          By: --------------------------------
                                              KEITH A. TUCKER VICE CHAIRMAN

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED FOR TORCHMARK AND THE AUTHORIZED PERSON ON APRIL 25, 1994.

             SIGNATURES                         TITLE

          /s/ R. K. Richey              Chairman, Chief
- -------------------------------------    Executive Officer
           (R. K. RICHEY)                and Director

         /s/ Keith A. Tucker            Vice Chairman and
- -------------------------------------    Director (Principal
          (KEITH A. TUCKER)              Financial Officer)

        /s/ William T. Graves           Executive Vice
- -------------------------------------    President
         (WILLIAM T. GRAVES)             (Principal
                                         Accounting Officer)

             SIGNATURES                         TITLE
             ----------                         -----

                                              Director
- -------------------------------------

            (J. P. BRYAN)

                  *                           Director
- -------------------------------------
         (ROBERT P. DAVISON)

                  *                           Director
- -------------------------------------
         (JOSEPH M. FARLEY)

                  *                           Director
- -------------------------------------
         (LOUIS T. HAGOPIAN)

                  *                           Director
- -------------------------------------
           (C. B. HUDSON)

                  *                           Director
- -------------------------------------
       (JOSEPH L. LANIER, JR.)

                  *                           Director
- -------------------------------------
        (HAROLD T. MCCORMICK)

                  *                           Director
- -------------------------------------
         (JOSEPH W. MORRIS)

                  *                           Director
- -------------------------------------
         (GEORGE J. RECORDS)

                  *                           Director
- -------------------------------------
       (YETTA G. SAMFORD, JR.)



*By:     /s/ Keith A. Tucker
    ---------------------------------
 (KEITH A. TUCKER) ATTORNEY-IN-FACT